SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)   May 15, 2003


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 6 pages


Item 9  REGULATION FD DISCLOSURE.


Press Release

     The following is the text of the press release dated May 15, 2003 reporting Transtech Industries, Inc.'s results of operations for the quarter ended March 31, 2003. This disclosure is made pursuant to the requirements of Item 12 of Form 8-K, and, due to current EDGAR system constraints, has been filed under
Item 9 in accordance with interim guidance provided by the Commission.


               TRANSTECH INDUSTRIES, INC. REPORTS RESULTS FOR THE
                          QUARTER ENDED MARCH 31, 2003


     PISCATAWAY, N.J., May 15, 2003 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD: TRTI) announced the results of operations for the quarter ended March 31, 2003. The Company's subsidiaries perform environmental services and generate electricity utilizing methane gas as fuel.

     Gross revenues of the environmental services segment for the quarter ended March 31, 2003 were $268,000 versus $291,000 for 2002 due to a reduction in services provided at the Southern Ocean Landfill. Revenues for the electricity generation segment for 2003 were $65,000 versus no revenues for 2002. Deferred repairs to the electricity generation equipment began in May 2002. Net consolidated revenues (after the elimination of inter-company environmental services sales) were $115,000 for 2003 compared to $138,000 for 2002.

     The cost of operations for the quarter ended March 31, 2003 and 2002 were $455,000 and $1,143,000, respectively. The cost for 2002 included charges totaling $750,000 for the write-off of certain receivables, and an increase in professional and legal fees. Increased equipment repair/maintenance and personnel costs were incurred in 2003.

     Other expenses for the quarter ended March 31, 2003 totaled $15,000. Other income reported for 2002 of $8,562,000 included $8,608,000 of proceeds received from the Company's settlement of litigation against certain of its excess insurance carriers, discussed below, net of related charges. This category for 2003 and 2002 includes $77,000 and $83,000, respectively, of interest expense accrued on the Company's estimated federal income tax liability discussed below.

     No provision for taxes was recognized for the quarter ended March 31, 2003 versus a provision of $3,396,000 recognized for 2002.

     Net loss for the quarter ended March 31, 2003 was $355,000, or $0.12 per share, versus net income of $4,161,000 or $1.40 per share for 2002.

     During February 2002, the Company consummated an October 2001 settlement of its claims against certain excess insurance carriers for recovery of past remediation costs, and resulted in gross proceeds to the Company of $13.0 million. As previously disclosed, the Company agreed that a party to the 1997 settlement of litigation regarding the allocation of remediation expenses may claim against such proceeds in accordance with the terms of the 1997 settlement agreement. The amount that may be due is in dispute, and the amount in dispute, $3.5 million, has been placed in escrow pending the outcome of the dispute.

     In October 2000, the Company concluded the litigation with the Tax Court begun in 1994. The resulting assessed tax obligations, estimated at $4.5 million as of March 31, 2003, are now due. The Company is pursuing a reduction in the amount due, and a payment plan, for these obligations through the Offer in Compromise procedure. The amount of the Company's funds remaining after an immediate payment of the full tax obligations may be insufficient to satisfy the Company's other contingent obligations and meet its operating expenses as they come due.

     As previously announced, the Company is a defendant in two suits brought by U.S. Environmental Protection Agency ("EPA") regarding two sites, the Kin-Buc Landfill and a site in Piscataway, N.J. The suits seek reimbursement of response costs totaling approximately $7.1 million and penalties totaling approximately $18.1 million. The N.J. Dept. of Environmental Protection ("NJDEP") initiated a similar suit regarding the Kin-Buc Landfill in September 2002, seeking unspecified un-reimbursed response costs and natural resource damage claims. The Company has been indemnified against the response cost portion of the Kin-Buc claims pursuant to the aforementioned 1997 litigation settlement. Also in September 2002, EPA issued a notice to the Company and other PRPs seeking contribution to an estimated $7.2 million cleanup plan for a portion of a site of past operations in Carlstadt, NJ.

     The Company is unable to predict the outcome of the matters described above or reasonably estimate a range of possible loss given the current status of the proceedings. The Company continues to contest the charges vigorously.

     Work on the capping plan at the Southern Ocean Landfill in Ocean County, New Jersey was reduced over the winter months, and is expected to begin again in late May 2003. The capping plan utilized recycled materials where possible to cover and close a portion of the landfill, and to provide tipping fees to fund certain tasks of the closure. During 2002, the Company has wrote-off $700,000 of the $1,162,000 owed the Company due primarily to insufficient tipping fee revenue.

     The Company continues to face significant short-term and long-term cash requirements for its federal and state income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against non-settling insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

     Presented below are the consolidated balance sheet and comparative consolidated statements of operations for the quarter ended March 31, 2003.

                           Transtech Industries, Inc.
                                And Subsidiaries
                           Consolidated Balance Sheet
                              As of March 31, 2003
                                   (In $000's)

                                     Assets
          Cash and cash equivalents      $ 3,588
          Marketable securities            3,408
          Accounts receivable,
            Net of reserves                  469
          Other current assets               541
            Total current assets           8,006
          Assets held for sale             1,312
          Other assets                       499
            Total assets                 $ 9,817

                      Liabilities and Stockholders' Equity
          Accrued income taxes           $ 4,883
          Accounts payable and other
            current liabilities            1,405
            Total current liabilities      6,288
          Accrued remediation and
            closure costs                  2,090
          Other liabilities                   25
          Stockholders' equity             1,414
            Total Liabilities and
              Stockholders' Equity       $ 9,817

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In $000's, except per share data)

                                      For the Three Months
                                          Ended March 31,
                                         2003        2002
          Gross Revenues               $  333     $  291
          Less: Inter-company            (218)      (153)
          Net Revenues                    115        138
          Cost of operations              455      1,143
          Income (loss) from
            operations                   (340)    (1,005)
          Net proceeds from
            insurance claim                -       8,608
               Other income (expense)     (15)       (46)
          Income (taxes) credit            -      (3,396)
          Net income (loss)            $ (355)    $4,161
          Income (loss) per common share:
            Net income (loss)          $ (.12)    $ 1.40
               Number of shares used in
            calculation             2,979,190  2,979,190

 (a) Cost of operations for 2002 includes a charge of $500,000 for the write-off of certain trade receivables.
 (b) Other income (expense) for 2002 and 2001 include charges of $77,000 and $83,000, respectively, for interest expense accrued on the estimated federal income tax liability.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRANSTECH INDUSTRIES, INC.
                              (Registrant)


                              By: /s/ Andrew J. Mayer, Jr.
                                 Andrew J. Mayer, Jr., Vice
                                 President-Finance, Chief
                                 Financial Officer and
                                 Secretary

Dated:  May 15, 2003